Exhibit 8.2

                    , 2008

Boards of Directors

BCSB Bankcorp, Inc.

BCSB Bancorp, Inc.

Baltimore County Savings Bank, M.H.C

Baltimore County Savings Bank, F.S.B.

Ladies and Gentlemen:

You have requested our opinion as to certain Maryland Corporation Business Tax and Maryland Personal Income Tax consequences to BCSB Bankcorp, Inc. (the “Bankcorp”), BCSB Bancorp, Inc. (the “Company”), Baltimore County Savings Bank, M.H.C. (the “MHC”), and Baltimore County Savings Bank, F.S.B. (the “Bank”) and Account Holders (Eligible Account Holders or Supplemental Eligible Account Holders) of the Bank, resulting from the proposed Plan of Conversion and Reorganization adopted by the Boards of Directors of the Bankcorp, the Bank and the MHC on February 14, 2007 and amended on March 7, 2007, whereby the MHC and related subsidiaries will initiate several transactions in order to convert from a two-tier mutual holding company organization to a one-tier stock holding company structure. The opinion contained herein is rendered only with respect to the holdings set forth herein under the heading OPINION and we express no opinion with respect to any other legal, federal, state or local tax aspect of these transactions.

In preparing this opinion letter, we have relied, in part, upon certain factual descriptions provided in the PLAN OF CONVERSION AND REORGANIZATION dated February 14, 2004 and amended on March 7, 2007, the representations made by certain officers of the affected companies as well as the facts which are provided below under the heading “STATEMENT OF FACTS” and the federal income tax opinion of Muldoon Murphy & Aguggia LLP. If any fact or representation contained herein is not complete or accurate it is important that we be notified immediately in writing as this may cause us to change our opinion.

STATEMENT OF FACTS

The Boards of Directors of the Bankcorp, the Bank and the MHC desire to convert the organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of the Bank’s stock will be owned by the Company, and all of the Company’s stock will be owned by the public and the employee stock ownership plan. Upon completion of the conversion and offering, the MHC will cease to exist. As part of the conversion, shares of common stock, representing the majority ownership interest of the Bankcorp that is currently held by the MHC are being offered for sale. At the conclusion of the conversion, existing public stockholders of the Bankcorp will receive new shares of common stock of the new Maryland-chartered holding company herein referred to as the Company in exchange for their existing shares of common stock in the Bankcorp.

                    , 2008

The Conversion and Reorganization will be effected as follows:

1.	The Bank will establish the Company as a first-tier subsidiary;

2.	The MHC will convert to an interim federal stock savings and loan association to be named Baltimore County Interim Federal Savings and Loan Association I (“Interim A”), and simultaneously merge with and into the Bank, pursuant to which the MHC will cease to exist (the “MHC Merger”). In connection with the MHC Merger, the shares of BCSB Bankcorp, Inc. common stock held by the MHC will be canceled and a liquidation account will be established by the Bank for the benefit of the members of the MHC (the “Members”);

3.	BCSB Bankcorp, Inc. will convert to an interim federal stock savings and loan association to be named Baltimore County Interim Federal Savings and Loan Association II (“Interim B”), and simultaneously merge with and into the Bank pursuant to which BCSB Bankcorp, Inc. will cease to exist (the “Holding Company Merger”);

4.	The Company will form an interim federal stock savings and loan association to be named Baltimore County Interim Federal Savings and Loan Association III (“Interim C”), as a wholly owned subsidiary of the Company. Interim C will merge with and into the Bank (the “Bank Merger”). As a result of the Bank Merger: (1) the shares of BCSB Bankcorp, Inc. common stock held by the Bank shall be extinguished; (2) the shares of BCSB Bankcorp, Inc. common stock, other than the shares previously held by the MHC, will be converted into the right to receive shares of common stock of the Company based upon an exchange ratio (as defined in the Plan), plus cash in lieu of any fractional share interest; and (3) the shares of common stock of Interim C held by the Company will be converted into shares of Bank common stock, with the result that the Bank will become the wholly owned subsidiary of the Company. In addition, as a result of the Bank Merger, options to purchase shares of BCSB Bankcorp, Inc. common stock that are outstanding immediately before the consummation of the Conversion will be converted into options to purchase shares of Company common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based on the exchange ratio; and

5.	The Company will issue and sell common stock in the offerings as provided in the Plan of Conversion.

OPINION

Based on the above stated facts, the documents referred to above, Maryland tax laws as of the date of this letter and the opinion of Muldoon Murphy & Aguggia LLP that for federal tax purposes the merger, conversion and reorganizations will constitute either a reorganization under Internal Revenue Code Section 368 or an exchange under Internal Revenue Code Section 351 and as such no gain or loss will be recognized in the proposed conversion and reorganization of the Bankcorp, MHC or the Bank, it is our opinion that:

                    , 2008

1.	The Bankcorp, MHC and the Bank will not recognize any gain or loss for Maryland Corporation Business Tax purposes; and

2.	The Conversion will not give rise to any positive or negative tax base adjustments for Maryland Corporation the Company Business Tax purposes.

3.	No gain or loss will be recognized by the Members on the transfer of their rights and privileges in the MHC for their rights and privileges in the liquidation account.

4.	No gain or loss will be recognized by shareholders except to the extent cash was received in lieu of partial shares. The aggregate tax basis of the shares of the Company’s common stock to be received by the current stockholders of the Bankcorp will be the same as the aggregate tax basis of the Bankcorp common stock surrendered in exchange therefore reduced by an amount allocable to a fractional share interest in the Company for which cash is received.

The opinions expressed above are rendered with respect to the specific matters discussed herein and we express no opinion with respect to any other federal or state income tax, or other state and local taxes, or legal aspect of the conversion and reorganization. Our opinions are based on the completeness and accuracy of the above-stated facts and documents. If any of the foregoing are not entirely complete or accurate, it is imperative that we be informed immediately in writing, as the inaccuracy or incompleteness could have a material effect on our conclusions. References to Maryland law, regulations and pronouncements are based upon current laws as enacted and pronouncements thereunder as of the date of this memorandum. We are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, and state and local tax authorities which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinions. The opinions contained herein are not binding upon the Internal Revenue Service, any other tax authority or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court. Unless you specifically request otherwise, we will not update these opinions for subsequent changes or modifications to the law and regulations, or to the judicial and administrative interpretations thereof.

Very truly yours,